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                                                                   EXHIBIT 10.1

                             VESTAR CAPITAL PARTNERS
                           245 Park Avenue, 41st Floor
                            New York, New York 10167



                                                              As of June 1, 1998


Pinnacle Automation, Inc.
9301 Olive Boulevard
St. Louis, Missouri  63132
Attn:  Mr. Stephen J. O'Neill
             President and Chief Executive Officer

Gentlemen:

                  Pursuant to the second sentence of paragraph 3 of that certain consulting agreement among Pinnacle Automation, Inc. ("Pinnacle"), Alvey Systems, Inc. ("Alvey") and Vestar Capital Partners ("Vestar") dated January 24, 1996, we are pleased to confirm our mutual understanding regarding the retention of Vestar as outlined below.

                  1. Vestar has assisted and will continue to assist the Company as its financial advisor and agent in connection with evaluating, negotiating and consummating the following transactions (collectively, the "Transactions"):
(a) the spin-off of McHugh Software International, Inc. ("McHugh") from Pinnacle's wholly-owned subsidiary Alvey and the subsequent distribution of McHugh's stock to Pinnacle's shareholders (the "Spin-off"); (b) the sale of a minority equity interest in McHugh to a third party investor (the "Third Party Investment"); (c) the exchange of a portion of Pinnacle's outstanding preferred stock for Class B Common Stock of McHugh (the "Preferred Stock Exchange"); (d) the obtaining of consents to the amendment of the terms of Alvey's senior subordinated notes (the "Consent"); (e) the amendment of Alvey's existing credit facility with its senior lenders (the "Amendment") and (f) the consummation of a credit facility by McHugh (the "McHugh Facility").

                  2. During the term of our engagement, we will continue to formulate, review and analyze proposals for the Transactions and advise the Company as to structure and valuation and assist the Company in negotiations in connection with the Transactions. Specifically, Vestar will: (1) assist in the valuation, structuring and negotiation of the Spin-off and the transactions related thereto; (2) assist in the valuation, structuring and negotiation of the Third Party Investment; (3) advise and assist in the structuring and negotiation of the Preferred Stock Exchange; and (4) advise and assist in arranging the Consent, the Amendment and the McHugh Facility.

                  3. In connection with Vestar's activities on the Company's behalf, the Company has furnished and will continue to furnish Vestar with all information and data concerning the Company and the Transactions (the "Information") which Vestar deems appropriate and will continue to provide Vestar with access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants that all Information made and to be made available to Vestar by the Company, to the best of the Company's knowledge, is and will be complete and correct in all material respects. The Company further represents and warrants that (i) any projections that have been provided by it to Vestar have been prepared in good faith and are based upon assumptions which, in light of the circumstances under which they were made, were reasonable, and (ii) any projections which will be provided by the Company to Vestar after the date hereof will be prepared in good faith and will be based upon assumptions which, in the light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Vestar has been and will continue to be using and relying on the Information (and information available from public sources and other sources deemed reliable by Vestar) without independent verification thereof or independent appraisal of any of the


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Company's assets. Vestar does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company, any third party or any of the Transactions. Any advice rendered by Vestar pursuant to this Agreement may not be disclosed publicly without Vestar's prior written consent.

                  4. In consideration of our services pursuant to this Agreement, Vestar shall earn and be entitled to receive, and the Company agrees to pay Vestar, the following compensation:

                  (a) Upon the consummation of the Spin-off, Vestar shall earn a non-refundable cash fee of $900,000. Such fee shall be paid at the closing of the Spin-off.

                  (b) Vestar shall be entitled to the fees set forth in this paragraph 4 with respect to any Transactions consummated within twelve months from the date hereof or consummated pursuant to any agreement in principle or definitive agreement executed and delivered within twelve months from the date hereof.

                  5. In addition to the fees described in paragraph 4 above, the Company agrees to reimburse Vestar, upon Vestar's request from time to time, for all reasonable out-of-pocket expenses incurred by Vestar (including fees and disbursements of counsel) in connection with the matters contemplated by this Agreement.

                  6. The Company agrees to indemnify Vestar in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof.

                  7. The term of this Agreement is twelve months from the date hereof. Either party hereto may terminate this Agreement at any time upon written notice without liability or continuing obligation, except as set forth in the following sentence. Neither the termination nor expiration of this Agreement nor the completion of the assignment contemplated hereby shall affect:
(i) any compensation earned by Vestar up to the date of termination, expiration or completion, as the case may be; (ii) the reimbursement of expenses incurred by Vestar through the date of termination, expiration or completion, as the case may be; or (iii) the provisions of paragraphs 6 (including the Indemnification Provisions) through 9, inclusive, of this Agreement, all of which shall remain operative and in full force and effect subsequent to the termination, expiration or completion of this Agreement.

                  8. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be fully performed therein without regard to the conflicts of law principles thereof.

                  9. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

                  10. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.


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                  If the foregoing currently sets forth our agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                                           Very truly yours,

                                           VESTAR CAPITAL PARTNERS


                                           By:/s/James L. Elrod, Jr.
                                              -----------------------------
                                               Name:   James L. Elrod, Jr.
                                               Title:  Managing Director


Confirmed and agreed to
as of June 1, 1998

Pinnacle Automation, Inc.


By:/s/James A. Sharp
   -------------------------------------
     Name:  James A. Sharp
     Title: Executive Vice President
       and Chief Financial Officer


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                           INDEMNIFICATION PROVISIONS


                  Pinnacle Automation, Inc. (the "Company") agrees to indemnify and hold harmless Vestar Capital Partners ("Vestar") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation to which Vestar is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with (a) Vestar's acting for the Company, whether before or after the date of the Agreement referred to below, including, without limitation, any act or omission by Vestar in connection with acceptance of or the performance or non-performance of its obligations under the letter agreement dated as of June 1, 1998, between Vestar and the Company, as it may be amended from time to time (the "Agreement"), (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions of material fact from, any sales, information or consent materials used in connection with the Transactions contemplated by the Agreement or similar statements or omissions in or from any other information furnished to Vestar or any party to any of the Transactions (as such term is defined in the Agreement) or (c) any Transactions; PROVIDED, HOWEVER, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the gross negligence or willful misconduct of Vestar. The Company also agrees that Vestar shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, stockholders of the Company) claiming through the Company for or in connection with the engagement of Vestar, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from Vestar's gross negligence or willful misconduct.

                  These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Vestar and shall extend to Vestar and its affiliates and their respective directors, partners, officers, employees, advisors, agents and affiliates. All references to Vestar in these Indemnification Provisions shall be understood to include any and all of the foregoing indemnified parties.

                  If any action, suit, proceeding or investigation is commenced as to which Vestar proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Vestar to notify the Company shall not relieve the Company from its obligations hereunder. Except as provided otherwise in the next sentence, the Company shall have the right to assume the defense of such action, suit, proceeding or investigation with counsel reasonably satisfactory to Vestar. Vestar shall have the right to retain separate counsel in any such matter and to participate in the defense thereof, but the fees and expenses of such counsel shall be at Vestar's expense unless (i) the Company has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to assume the defense of such matter or to retain counsel reasonably satisfactory to Vestar or (iii) the named parties to any such matter (including any impleaded parties) include both the Company and an indemnified party and (x) there are one or more legal defenses available to the indemnified party which are different from or additional to those available to the Company and which result in a conflict of interest between the Company and such indemnified party or (y) the representation of both parties by the same counsel would be inappropriate due to differing interests between them, in either which case, the Company shall not have the right to assume the defense of the matter. Vestar and the Company and their respective counsel shall, to the extent consistent with such counsel's professional responsibilities, cooperate with each other. The Company shall be liable for any settlement of any claim against Vestar made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Vestar, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Vestar of an unconditional release from all liability in respect to such claim.


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                  In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Vestar, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which Vestar may be subject in accordance with the relative benefits received by the Company, on the one hand, and Vestar, on the other hand, and also the relative fault of the Company, on the one hand, and Vestar, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Vestar shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Vestar pursuant to the Agreement.

                  Neither the termination nor completion of the engagement of Vestar referred to above shall affect these Indemnification Provisions, which shall then remain operative and in full force and effect.



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